May 25, 2018

Contact:
Icahn Capital LP
Susan Gordon
 (212) 702-4309

CARL C. ICAHN ISSUES STATEMENT REGARDING AMTRUST:
ICAHN PLEASED THAT ISS
RECOMMENDS VOTE AGAINST
AMTRUST GOING-PRIVATE TRANSACTION

New York, New York, May 25, 2018 – Today, Carl C. Icahn issued the following statement regarding AmTrust Financial Services, Inc. (Nasdaq: AFSI):
We are very pleased that the very well-regarded Institutional Shareholder Services, Inc. ("ISS"), the world's preeminent proxy analysis and voting recommendation firm, has weighed in on the opportunistic AmTrust going-private transaction:

ISS recommends shareholders vote AGAINST the AmTrust going-private transaction.

ISS sees the Zyskind/Karfunkel squeeze-out very similarly to how we see things.

In conclusion, ISS reasoned:

"The deal was struck following a sharp decline in AFSI shares over the preceding year, and the board seems to have conducted a less-than-robust sale process punctuated by the controlling family's stated unwillingness to sell their shares; these factors raise concerns as to whether unaffiliated shareholders are being offered full and fair value."

"Given that the valuations implied by the merger are below where peers currently trade and below where AmTrust could reasonably trade as a standalone company in the long-term…a standalone scenario seems to be a preferable alternative to the currently proposed transaction. Given these factors, a vote AGAINST the merger is warranted."
On valuation, ISS observed:
"The buyer group eventually included the company's CEO, who would appear to know the company as well as anyone; if he is willing to buy at this price, does that not imply that the company's challenges are not so severe?"
"The premia implied by the proposed transaction also seem less appealing considering the sharp decline in AFSI shares in the year prior to the announcement."
 "The implied takeout valuations for AFSI are also below where peers were trading recently as standalone companies."
"…AmTrust's fundamentals appear to be improving, which may make comparisons to "stressed" situations not that relevant."
On the Special Committee's process, ISS is less than impressed:

 "The lack of an auction process raises some concern, since investors lack market-based evidence that the deal is the best available alternative."
"The longstanding relationships among certain board members and the controlling family, particularly involving the chairman of the Special Committee, on the other hand, are more concerning. The fact that the Special Committee's counteroffers declined approximately 20 percent, from $17.50 to $14.00, during the negotiations, while the controlling shareholder group's offer only rose 10 percent, from $12.25 to $13.50, seems to reflect, at the very least, a lack of leverage on the part of the independent directors."
"the process was still less robust than possible, thus failing to provide unaffiliated shareholders confidence that they have received the best price possible."

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IT'S NOT TOO LATE TO STOP THIS DEAL!
The Zyskind/Karfunkel family is doing everything they can to push through their low-priced going-private transaction.  It's time that we – the public owners of AmTrust – do something to stop it by voting AGAINST this transaction today!

AMTRUST SHAREHOLDERS MUST STOP THIS
SELF-SERVING OPPORTUNISTIC TRANSACTION.
VOTE AGAINST THE ZYSKIND/KARFUNKEL FAMILY SQUEEZE-OUT!
WE DESERVE MORE!

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF AMTRUST FINANCIAL SERVICES, INC. FOR USE AT THE SPECIAL MEETING OF STOCKHOLDERS OF AMTRUST FINANCIAL SERVICES, INC. WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF AMTRUST FINANCIAL SERVICES, INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV OR UPON REQUEST OF OUR PROXY SOLICITOR, HARKINS KOVLER, LLC, BY TELEPHONE AT +1 (212) 468-5380 OR BY EMAIL AT AFSI@HARKINSKOVLER.COM. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT FILED ON SCHEDULE 14A. BY CARL ICAHN AND HIS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 2018 (THE "SCHEDULE 14A"). EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN AMTRUST FINANCIAL SERVICES, INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF AMTRUST FINANCIAL SERVICES, INC.